Exhibit 3.1


















          Articles of Incorporation of Cullen/Frost Bankers, Inc.,
                      as amended through May 27, 1998.

                      AMENDED ARTICLES OF INCORPORATION
                                      OF
                          CULLEN/FROST BANKERS, INC.

     ARTICLE ONE:  The name of the corporation is Cullen/Frost Bankers, Inc.

     ARTICLE TWO:  The period of its duration is perpetual.

     ARTICLE THREE: The purpose for which the corporation is organized is the transaction of any or all lawful business.

     ARTICLE FOUR: The aggregate number of shares the corporation shall have authority to issue and the par value per share are as follows:

                          Number                                  Par Value
   Class                of Shares                                 Per Share
   -----                ---------                                 ---------
  Common                90,000,000                                    $0.01
 Preferred              10,000,000                                    $0.01

     The corporation may purchase, directly or indirectly, its own shares to the extent of the aggregate of its unrestricted capital surplus and unrestricted reduction surplus available therefor.

     PREFERRED SHARES. Authority is expressly vested in the Board of Directors to divide the preferred shares into series and, within the following limitations, to fix and determine the relative rights and preferences of the shares of any series so established and to provide for the issuance thereof. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. All shares of preferred stock shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

     1.   The rate of dividend.

     2. The price at and the terms and conditions on which shares may be redeemed.

     3.   The amount payable upon shares in event of involuntary liquidation.

     4.   The amount payable upon shares in event of voluntary liquidation.

     5.   Sinking fund provisions for the redemption or purchase of shares.

     6. The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion.

     7.   Voting rights.

     Such series may have such other variations as may be permitted now or in the future under the laws of the State of Texas.

     Prior to the issuance of any shares of a series of preferred stock, the Board of Directors shall establish such series by adopting a resolution setting forth the designation and number of shares of the series and the relative rights and preferences thereof, to the extent that variations are permitted by the provisions hereof.

     COMMON SHARES. The holder of the common shares shall, to the exclusion of the holders of any other class of stock of the corporation, have the sole and full power to vote for the election of directors and for all other purposes without limitation except (i) as otherwise provided in the statement of serial designation for a particular series of preferred shares, and (ii) as otherwise expressly provided by the then existing statutes of the State of Texas. The holders of common shares shall have one vote for each share of common stock held by them.

     Subject to the provisions of the statement of serial designation for series of preferred shares, the holders of shares of common stock shall be entitled to receive dividends if, when and as declared by the Board of Directors out of funds legally available therefor and to the net assets remaining after payment of all liabilities upon voluntary or involuntary liquidation of the corporation."

     ARTICLE FIVE: The corporation has heretofore complied with the requirements of law as to the initial minimum capital without which it could not commence business under the Texas Business Corporation Act.

     ARTICLE SIX: The street address of the corporation's registered office is 100 W. Houston Street, San Antonio, Texas 78205, and the name of its registered agent at such address is Robert S. McClane.

     ARTICLE SEVEN: The current number of directors constituting the Board of Directors is twenty and the names and addresses of the persons who are currently serving as Directors until the next annual meeting of shareholders or until their successors are elected and qualified are:
       Name                                 Address
       ----                                 -------

  Isaac Arnold, Jr.        601 Jefferson Street, Houston, Texas 77002
  Holt Atherton            P.O. Box 658, San Antonio, Texas 78293
  Cecil E. Burney          P.O. Box 2487, Corpus Christi, Texas 78403
  Clyde C. Crews           100 W. Houston Street, San Antonio, Texas 78205
  Roy H. Cullen            601 Jefferson Street, Houston, Texas 77002
  W. N. Finnegan III       2000 West Loop South, Suite 1900, Houston, Texas
                           77027
  Joseph H. Frost          P.O. Box 7E, San Antonio, Texas 78217
  T. C. Frost, Jr.         100 W. Houston Street, San Antonio, Texas 78205
  Robert G. Greer          600 Jefferson Street, Houston, Texas 77002
  James L. Hayne           110 East Crockett Street, San Antonio, Texas 78205
  Allan C. King            900 First City National Bank Building, Houston,
                           Texas 77002
  Quincy Lee               634 West Sunset, San Antonio, Texas 78216
  J. Gordon Muir, Jr.      2001 Bryan Tower, Dallas, Texas 75201
  V. F. Neuhaus            P.O. Box 1270, McAllen, Texas 78501
  William B. Osborn, Jr.   P.O. Box 17968, San Antonio, Texas 78286
  Herman J. Richter        2201 Broadway, San Antonio, Texas 78215
  C. Linden Sledge         100 W. Houston Street, San Antonio, Texas 78205
  A. Frank Smith, Jr.      2100 First City National Bank Bldg., Houston,

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                           Texas 77002
  Vivian L. Smith          2000 West Loop South, Suite 1900, Houston,
                           Texas 77027
  Curtis Vaughan, Jr.      P.O. Box 1001 San Antonio, Texas 78294

     ARTICLE EIGHT:  The names and addresses of the incorporators are:
                    (Omitted)

     ARTICLE NINE: At each election of the Board of Directors of the corporation, each shareholder of the corporation entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are Directors to be elected and for whose election he has a right to vote. It is expressly prohibited for any shareholder to cumulate his votes in any election of Directors or for any other purpose.

     ARTICLE TEN: No shareholder of the corporation shall be entitled as a matter of right, preemptive or otherwise, to subscribe for or purchase any part of any shares which the corporation shall have authority to issue, or shares thereof held in the Treasury of the corporation, or securities convertible into shares, whether issued for cash or other consideration, or by way of dividend or otherwise.

     ARTICLE ELEVEN: To the fullest extent not prohibited by law, a director of this corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this articles does not eliminate or limit the liability of a director for: (1) a breach of a director's duty of loyalty to the corporation or its shareholders: (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (4) an act or omission for which the liability of a director is expressly provided for by statute; or (5) an act related to an unlawful stock repurchase or payment of a dividend."


            DATED the 17th day of July, 1977.
                     -----        -------------

                                                 Cullen/Frost Bankers, Inc.

                                                 By (s) C. Linden Sledge
                                                    --------------------
                                                     President


                                                 By (s) Robert S. McClane
                                                    ---------------------
                                                     Secretary